    As filed with the Securities and Exchange Commission on January 25, 2002
                                                  Registration No. 333-_____
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        AMERICAN FINANCIAL HOLDINGS, INC.
   (exact name of registrant as specified in its certificate of incorporation)

          DELAWARE                                      06-1555700
(state or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)

                              102 WEST MAIN STREET
                         NEW BRITAIN, CONNECTICUT 06051
                                 (860) 832-4000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

          AMERICAN BANK OF CONNECTICUT 1984 INCENTIVE STOCK OPTION PLAN AMERICAN BANK OF CONNECTICUT 1993 INCENTIVE STOCK OPTION PLAN AMERICAN BANK OF CONNECTICUT 1998 INCENTIVE STOCK OPTION PLAN
          AMERICAN BANK OF CONNECTICUT DIRECTORS STOCK OPTION PLAN (1)
                            (Full Title of the Plan)
                  --------------------------------------------

                                                   COPIES TO:
ROBERT T. KENNEY                                   DOUGLAS P. FAUCETTE, ESQUIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER              ERIC S. KRACOV, ESQUIRE
AMERICAN FINANCIAL HOLDINGS, INC.                  MULDOON MURPHY & FAUCETTE LLP
102 WEST MAIN STREET                               5101 WISCONSIN AVENUE, N.W.
NEW BRITAIN, CONNECTICUT 06051                     WASHINGTON, DC  20016
(860) 832-4000                                     (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

=====================================================================================================
  Title of each Class of     Amount to be    Proposed Purchase   Estimated Aggregate   Registration
Securities to be Registered  Registered(2)   Price Per Share       Offering Price           Fee
-----------------------------------------------------------------------------------------------------
       Common Stock           11,475
      $.01 par Value          Shares (3)        $7.14(4)               $81,932            $7.54
-----------------------------------------------------------------------------------------------------
       Common Stock           275,659
      $.01 par Value          Shares (5)        $11.27(6)              $3,106,677         $285.81
-----------------------------------------------------------------------------------------------------
       Common Stock           149,596
      $.01 par Value          Shares (7)        $15.65(8)              $2,341,178         $215.39
-----------------------------------------------------------------------------------------------------
       Common Stock           370,336
      $.01 par Value          Shares (9)        $14.53(10)             $5,380,983         $495.05
=====================================================================================================

(1) American Financial Holdings, Inc. (the "Company" or "AMFH"), is offering shares of its common stock pursuant to these plans in connection with the merger of American Bank of Connecticut ("ABC") into AMFH. Pursuant to the terms of the merger agreement AMFH has assumed ABC's obligations under these plans.
(2) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the American Bank of Connecticut 1984 Incentive Stock Option Plan, American Bank of Connecticut 1993 Incentive Stock Option Plan, American Bank of Connecticut 1998 Incentive Stock Option Plan, and American Bank of Connecticut Directors Stock Option Plan.
(3) Represents the total number of shares of AMFH common stock currently available for issuance upon the exercise of stock options granted under the American Bank of Connecticut 1984 Incentive Stock Option Plan, adjusted to reflect the exchange ratio of 1.304 shares of AMFH common stock for each share of ABC common stock.
(4) Represents the adjusted average exercise price of $7.14 per share of the outstanding stock options granted, under the American Bank of Connecticut 1984 Incentive Stock Option Plan.

(5) Represents the total number of shares of AMFH common stock currently available for issuance upon the exercise of stock options granted under the American Bank of Connecticut 1993 Incentive Stock Option Plan, adjusted to reflect the exchange ratio of 1.304 shares of AMFH common stock for each share of ABC common stock.
(6) Represents the adjusted average exercise price of $11.27 per share of the outstanding stock options granted under the American Bank of Connecticut 1993 Incentive Stock Option Plan.
(7) Represents the total number of shares currently available for issuance upon the exercise of stock options granted under the American Bank of Connecticut 1998 Incentive Stock Option Plan, as adjusted to reflect the exchange ratio of 1.304 shares of AMFH common stock for each share of ABC common stock.
(8) Represents the adjusted average exercise price of $15.65 per share for the outstanding options granted under the American Bank of Connecticut 1998 Incentive Stock Option Plan.
(9) Represents the total number of shares currently available for issuance upon the exercise of stock options granted under the American Bank of Connecticut Directors Stock Option Plan, as adjusted to reflect the exchange ratio of 1.304 shares of AMFH common stock for each share of ABC common stock.
(10) Represents the adjusted average exercise price of $14.53 per share for the outstanding options granted under the American Bank of Connecticut Directors Stock Option Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

Number of Pages 56
Exhibit Index begins on Page 10

AMERICAN FINANCIAL HOLDINGS, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. In connection with the merger of American Bank of Connecticut. ("ABC") into American Financial Holdings, Inc. (the "Company" or "AMFH") effective January 18, 2002, AMFH assumed ABC's obligations under the American Bank of Connecticut 1984 Incentive Stock Option Plan, the American Bank of Connecticut 1993 Incentive Stock Option Plan, the American Bank of Connecticut 1998 Incentive Stock Option Plan and the American Bank of Connecticut Directors Stock Option Plan (collectively, the "Plans"). In connection with its assumption of the Plans, AMFH is offering shares of its common stock pursuant to the Plans. The documents containing the information for the Plans required by Part I of the Registration Statement will be sent or given to the participants in the Plans as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

        (a) The Form 10-K, Annual Report, filed by the Company for the fiscal year ended December 31, 2000, (File No. 000-27399), which includes the consolidated balance sheets of American Financial Holdings, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, filed with the SEC on March 26, 2001.

        (b) The Form 10-Q reports filed by the Company for the fiscal quarters ended March 31, 2001 (File No. 000-27399), filed with the SEC on May 15, 2001, June 30, 2001 (File No. 000-27399), filed with the SEC on August 13, 2001, and September 30, 2001 (File No. 000-27399), filed with the SEC on November 9, 2001.

        (c) The description of the Company's Common Stock contained in Company's Form 8-A (File No. 000-27399), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on September 21, 1999, and declared effective October 12, 1999 as incorporated by reference from the Company's Form S-1 (File No. 333-84463) declared effective on October 12, 1999.

        (d) All documents filed by the Company pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

        The common stock to be offered pursuant to the Plans has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        None.

        The validity of the common stock offered hereby has been passed upon for the Registrant by the firm of Muldoon Murphy & Faucette LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors who administer the Plan.

TENTH:
-----

               A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

               B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

               C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
        (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

               D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

               E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

        ELEVENTH: A Director of this Corporation shall not be personally liable
        --------
to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8.   LIST OF EXHIBITS

        The following exhibits are filed herewith (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

        5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

        10.1 American Bank of Connecticut 1984 Incentive Stock Option Plan (as assumed by American Financial Holdings, Inc., effective January 18, 2002).

        10.2 American Bank of Connecticut 1993 Incentive Stock Option Plan (as assumed by American Financial Holdings, Inc., effective January 18, 2002).

        10.3 American Bank of Connecticut 1998 Incentive Stock Option Plan (as assumed by American Financial Holdings, Inc., effective January 18, 2002).

        10.4 American Bank of Connecticut Directors Stock Option Plan (as assumed by American Financial Holdings, Inc., effective January 18, 2002).

        10.5 Form of American Bank of Connecticut Stock Option Assumption Agreement for American Bank of Connecticut 1984 Incentive Stock Option Plan.

        10.6 Form of American Bank of Connecticut Stock Option Assumption Agreement for American Bank of Connecticut 1993 Incentive Stock Option Plan.

        10.7 Form of American Bank of Connecticut Stock Option Assumption Agreement for American Bank of Connecticut 1998 Incentive Stock Option Plan.

        10.8 Form of American Bank of Connecticut Stock Option Assumption Agreement for American Bank of Connecticut Directors Stock Option Plan.

        23.1 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5).

        23.2      Consent of KPMG LLP.

        24        Power of Attorney is located on the signature pages.

ITEM 9.   UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, American Financial Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Britain, Connecticut on January 18, 2002.

                                     AMERICAN FINANCIAL HOLDINGS, INC.


                                     By: /s/ Robert T. Kenney
                                         ---------------------------------------
                                         Robert T. Kenney
                                         Chairman, President and Chief Executive
                                         Officer


        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert T. Kenney and Charles J. Boulier III, as his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Name                       Title                                Date
     ----                       -----                                ----

/s/ Robert T. Kenney            Chairman, President and Chief   January 18, 2002
--------------------------      Executive Officer
Robert T. Kenney                (principal executive officer)


/s/ Charles J. Boulier III      Senior Executive Vice           January 18, 2002
---------------------------     President, Treasurer, and
Charles J. Boulier III          Chief Financial Officer
                                (principal accounting and
                                financial officer)


/s/ Marie S. Gustin             Director                        January 18, 2002
---------------------------
Marie S. Gustin


                                Director
---------------------------
Fred M. Hollfelder


                                Director
--------------------------
Mark E. Karp

/s/ Steven T. Martin            Director                       January 18, 2002
--------------------------
Steven T. Martin


                                Director
--------------------------
Harry N. Mazadoorian


/s/ Jeffrey T. Witherwax        Director                       January 18, 2002
--------------------------
Jeffrey T. Witherwax


/s/ Gregory B. Howey            Director                       January 18, 2002
--------------------------
Gregory B. Howey


/s/ Laurence A. Tanner          Director                       January 18, 2002
--------------------------
Laurence A. Tanner




                                  EXHIBIT INDEX
                                  -------------


                                                                                       Sequentially
                                                                                         Numbered
                                                                                           Page
Exhibit No.   Description                             Method of Filing                   Location
-----------   -------------------------------------   -----------------------------   ---------------

     5        Opinion of Muldoon Murphy &             Filed herewith.                      12
              Faucette LLP as to the legality of
              the Common Stock to be issued.

   10.1       American Bank of Connecticut            Filed herewith.                      15
              1984 Incentive Stock Option Plan
              (as assumed by American Financial
              Holdings, Inc., effective January
              18, 2002)

   10.2       American Bank of Connecticut            Filed herewith.                      21
              1993 Incentive Stock Option Plan
              (as assumed by American Financial
              Holdings, Inc., effective January
              18, 2002)

   10.3       American Bank of Connecticut            Filed herewith.                      26
              1998 Incentive Stock Option Plan
              (as assumed by American Financial
              Holdings, Inc., effective January
              18, 2002)

   10.4       American Bank of Connecticut            Filed herewith.                      31
              Directors Stock Option Plan (as
              assumed by American Financial
              Holdings, Inc., effective January
              18, 2002)

   10.5       Form of American Bank of                Filed herewith.                      35
              Connecticut Stock Option
              Assumption Agreement for
              American Bank of Connecticut
              1984 Incentive Stock Option Plan

   10.6       Form of American Bank of                Filed herewith.                      40
              Connecticut Stock Option
              Assumption Agreement for
              American Bank of Connecticut
              1993 Incentive Stock Option Plan

   10.7       Form of American Bank of                Filed herewith.                      45
              Connecticut Stock Option
              Assumption Agreement for
              American Bank of Connecticut
              1998 Incentive Stock Option Plan

   10.8       Form of American Bank of                Filed herewith.                      50
              Connecticut Stock Option
              Assumption Agreement for
              American Bank of Connecticut
              Directors Stock Option Plan



                                       10





   23.1       Consent of Muldoon Murphy &             Contained in Exhibit 5.              --
              Faucette LLP

   23.2       Consent of KPMG LLP                     Filed herewith.                      55

    24        Power of Attorney                       Located on the signature page.       --





                                       11